UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

HYTEK MICROSYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

YOUR VOTE AT THIS ANNUAL MEETING OF SHAREHOLDERS IS ESSENTIAL!

May 5, 2005

Dear Fellow Shareholder:

Our records indicate that you have not yet voted your shares for the very important 2005 annual meeting of shareholders of Hytek Microsystems, Inc. to be held on May 24, 2005. I cannot stress enough how crucial it is that each and every one of you cast your vote in support of the proposed transaction with Natel Engineering Company, regardless of the number of shares you own. Whether or not you plan to attend the meeting, we urge you to cast your vote today using the enclosed proxy card.

The $2.00 per share consideration to be paid represents a premium of approximately 133% over the $0.86 per share closing price on the last trading day prior to the announcement of the execution of the merger agreement. Today the stock closed at $1.94, reflecting the value added due to the anticipation of the closing of the merger. We have been advised that if the proposed merger is not approved, there is no guarantee that Hytek shares will retain this value.

In addition, as discussed more fully in the documents on file with the SEC, there is substantial financial risk to Hytek as a going concern should the merger not close.

We are encouraged by the overwhelming support we have received from our shareholders thus far; however, it is imperative that all shareholders exercise their right to vote using the enclosed proxy card. If the merger proposal does not receive approval by at least three-quarters of the outstanding shares, we run a significant risk of a delay in the closing.

YOUR VOTE IS IMPORTANT!

Your failure to vote will have the same result as a vote against the merger!

For your convenience we have enclosed a duplicate proxy card. We hope that we can count on your support for the proposed merger. If you have any questions, or need assistance in voting your shares, we encourage you to call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Sincerely,

John F. Cole
President and Chief Executive Officer

Hytek Microsystems, Inc., 400 Hot Springs Road, Carson City, NV, 89706 PH (775) 883-0820 FAX (775) 883- 0827